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Exhibit 3.1.1

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
THE WET SEAL, INC.

* * * * * * *

(Pursuant to Section 242
of the Delaware General Corporation Law)

        FIRST: The name of the corporation is THE WET SEAL, INC.

        SECOND:    The Certificate of Incorporation of the corporation is hereby amended to increase the number of authorized shares of the corporation by removing Article FOURTH, Section 4.1 in its entirety and replacing it with the following:

          "Section 4.1.    Number of Shares.    The total number of shares which the corporation shall have authority to issue is SEVENTY TWO MILLION (72,000,000), consisting of "Common Stock" and "Preferred Stock" as follows:

          (a)  Preferred Stock.    The total number of shares of Preferred Stock shall be TWO MILLION (2,000,000), having a par value of one cent ($0.01) per share, which may be issued from time to time in one or more series. The board of directors is hereby authorized to fix, by resolution or resolutions providing for the issue of any such series, the voting powers, if any, and the designation, preferences and rights of the shares in such series, and the qualifications, limitations or restrictions thereof, including, but not limited to, the following:

            (1)  the number of shares constituting that series and the distinctive designation thereof;

            (2)  the dividend rate on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

            (3)  the voting rights, if any, of shares of that series in addition to the voting rights provided by law, and the terms of such voting rights;

            (4)  the terms and conditions of the conversion privileges, if any, of shares of that series, including provision for adjustment of the conversion rate in such events as the board of directors shall determine;

            (5)  the terms and conditions of redemption, if shares of that series shall be redeemable, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

            (6)  the terms and amount of any sinking fund for the redemption or purchase of shares of that series, if any;

            (7)  the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights or priority, if any, of payment of shares of that series; and

            (8)  any other relative rights, preferences and limitations of that series.

          Dividends on outstanding Preferred Stock shall be declared and paid, or set apart for payment, before any dividend shall be declared and paid, or set apart for payment, on the Common Stock with respect to the same dividend period.

          (b)    Common Stock.    The total number of shares of Common Stock shall be SEVENTY MILLION (70,000,000), divided into two classes designated as Class A Common Stock and Class B Common Stock, as follows: the total number of authorized shares of Class A Common Stock shall be SIXTY MILLION (60,000,000), and each share of Class A Common Stock shall have a par value of ten cents ($0.10); and the total number of authorized shares of Class B Common Stock shall be TEN MILLION (10,000,000), and each share of Class B Common Stock shall have a par value of ten cents ($0.10)."

        THIRD:    The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, the undersigned has executed and acknowledged this Certificate of Amendment this 20th day of July, 2001.

/S/ KATHY BRONSTEIN
Name:	Kathy Bronstein
Title:	Vice Chairman and Chief Executive Officer

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  Exhibit 3.1.1
CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION OF THE WET SEAL, INC.